EQUITABLE FINANCIAL LIFE INSURANCE COMPANY,

domiciled in New York

ENDORSEMENT APPLICABLE TO ADVISORY FEE PAYMENT(S)

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company, “you” and “your” mean the Owner, “Endorsement” means this Endorsement, and “Rider(s)” means any optional benefit Rider that is attached to your Contract.

This Endorsement is effective upon your receipt.

I. DEFINITIONS AND CONDITIONS OF THIS ENDORSEMENT

ADVISORY FEE PAYMENT

“Advisory Fee Payment” is an amount to pay advisory fee(s) to your authorized advisor and is deducted from and reduces your Annuity Account Value. Advisory Fee Payments are separate from any fees and charges detailed in your Contract and must be elected using our advisory fee service form(s). This Advisory Fee Payment must be received by an authorized firm.

ADVISORY FEE PAYMENT RATE

The “Advisory Fee Payment Rate” is a rate specified by an authorized advisor which cannot exceed [1.25%] per Contract Year. For recurring payments, the specified Advisory Fee Payment Rate is divided by the number of payments in a Contract Year.

Each Advisory Fee Payment amount is calculated by multiplying the applicable Advisory Fee Payment Rate by your Annuity Account Value immediately prior to the Advisory Fee Payment.

The cumulative Advisory Fee Payment Rate for all requests for Advisory Fee Payments in a single Contract Year, whether one-time or recurring, and including any request to re-elect or otherwise modify the advisory fee service in the same Contract Year cannot exceed [1.25%].

II. IMPACT OF AN ADVISORY FEE PAYMENT

A withdrawal to pay an Advisory Fee Payment will impact the benefits described in the Rider(s) attached to your Contract as follows:

Advisory Fee Payment(s) hereunder will NOT:

i)	reduce your Guaranteed Lifetime Withdrawal Benefit (“GLWB”) Rider’s Income Base,

ii)	reduce your Guaranteed Annual Income Amount remaining,

iii)	discontinue the GLWB Rider’s Deferral Incentive Amount,

iv)	discontinue income rate resets in conjunction with the GLWB Rider’s Annual Resets,

v)	reduce your Death Benefit Rider’s benefit base, and

vi)	restrict you from making additional Contributions to the Contract.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[

Mark Pearson, Chief Executive Officer]		José Ramón González Chief Legal Officer and Secretary]

2023-AFP	1